Exhibit 10.4

RSU — 5(BOD)

GREEN MOUNTAIN COFFEE ROASTERS, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit (“RSU”) Award Agreement (this “Agreement”) is made and entered into as of [•] (the “Grant Date”) by and between Green Mountain Coffee Roasters, Inc. (the “Company”) and [•] (the “Participant”).  This Agreement pertains to an award of RSUs pursuant to the terms of the Green Mountain Coffee Roasters, Inc. 2014 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”).

Participant:	<<Participant Name>>

Grant Date:	<<Grant Date>>

Number of RSUs Granted:	<<[•]>>

Vesting:	The Award is fully vested as of the Grant Date.

1.              Grant of RSUs.  The Company hereby grants to the Participant an award (the “Award”) consisting of the aggregate number of RSUs set forth above (the “Award”).  Each RSU represents the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement and the Plan, one share of Stock of the Company (each, a “Share”, or together, the “Shares”).

2.              Award Subject to Plan.  The Award is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. Except as otherwise specifically stated herein, in the event of any conflict between this Agreement and the Plan, the terms of the Plan will control.  Capitalized terms not explicitly defined in this Agreement but defined in the Plan will have the meanings ascribed to them in the Plan.

3.              Rights as Shareholder; Limits on Transfer.  Each RSU represents an unfunded and unsecured promise by the Company to deliver one Share to the Participant upon vesting of the RSU.  The Participant will not have any rights of a shareholder with respect to any RSU (including any voting rights or rights with respect to dividends) unless and until the RSU vests and is settled by the issuance of a Share.  Neither the RSUs nor the rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant except upon the Participant’s death to a beneficiary designated in writing by the Participant in accordance with procedures established by the Administrator or, if none, to the person to whom the RSUs pass by will or the laws of descent and distribution.

4.              Stock Ownership Guidelines. The Award is subject to the Company’s separate Equity Ownership Guidelines (or other such stock ownership policy) as may be in effect and amended from time to time.

5.              Settlement.

5.1                                        Subject to Sections 4 and 6 hereof, promptly following the Grant Date, and in any event no later than sixty (60) days following such Grant Date, the Company will (a) issue and deliver to the Participant the number of Shares equal to the applicable number of RSUs that vested on the Grant Date; and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Shares so delivered to the Participant.  No fractional shares will be issued under this Agreement.

5.2                                        Notwithstanding Section 5.1, if the Participant is resident outside of the United States, the Company, in its sole discretion, may provide for the settlement of the RSUs in the form of (i) a cash payment to the extent settlement in Shares (1) is prohibited under local law, (2) would require the Participant or the Company to obtain the approval of any governmental or regulatory body in the Participant’s country of residence, (3) would result in adverse tax consequences for the Participant or the Company or (4) is administratively burdensome; or (ii) Shares, but require the Participant to sell such Shares immediately or within a specified period following the Participant’s termination of service to comply with local law, rules and/or regulations (in which case, the Participant hereby agrees that the Company shall have the authority to issue sale instructions in relation to such Shares on the Participant’s behalf).

6.              Tax Liability; Withholding; Section 409A.

6.1                Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax—related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax—Related Items legally due by the Participant is and remains the Participant’s responsibility, and that the Company: (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting or settlement of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends or dividend equivalents; and (b) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

Unless otherwise determined by the Administrator, at the time of settlement, the Company will have the right to deduct from any compensation / fees paid to the Participant pursuant to this Agreement or otherwise, the amount of any required withholding or other applicable taxes in respect of the RSUs, including upon the vesting and/or settlement of the RSUs, and to take all such other action as the Administrator deems necessary to satisfy all obligations for the payment of such withholding or other applicable taxes.  The Company also may satisfy any withholding obligation by withholding Shares from the Shares otherwise deliverable to the Participant as a result of the vesting and settlement of the RSUs (or, in the case of RSUs settled in cash, a portion of the cash proceeds); provided, however, that no Shares will be withheld with a value exceeding the minimum amount of tax required to be withheld by law (as determined by the Administrator in good faith and in its sole discretion).  Furthermore, the Company may, on behalf of the Participant, sell a sufficient number of whole Shares issued upon settlement of the RSUs having an aggregate value that would satisfy any withholding obligation (in which case, the Participant hereby agrees that the Company has the authority to issue sale instructions on the Participant’s behalf).

In the event the withholding requirements are not satisfied through the methods described herein, no Shares (or cash) will be issued in settlement of the RSUs unless and until satisfactory arrangements (as determined by the Administrator) have been made by the Participant with respect to the payment of any Tax—Related Items.  If the Participant is subject to taxation in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  By accepting this grant of RSUs, the Participant expressly consents to the withholding methods as provided for hereunder.  All other Tax-Related Items related to the RSUs and any Shares or cash delivered in payment thereof are the Participant’s sole responsibility.

6.2                This Agreement is intended to comply with Section 409A or an exemption thereunder, and will be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

6.3                If the Participant is determined to be a “specified employee” within the meaning of Section 409A, and the U.S. Treasury regulations thereunder, as determined by the Administrator, at the time of the Participant’s “separation from service” within the meaning of Section 409A and the U.S. Treasury regulations thereunder, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, the settlement and delivery of any Shares hereunder upon such separation from service will be delayed until the earlier of (a) the date that is six months and one day following the Participant’s separation from service and (b) the Participant’s death.  For purposes of this Agreement, all references to “termination of service” and correlative phrases will be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the U.S. Treasury regulations after giving effect to the presumptions contained therein).

7.              Compliance with Law; Repatriation.

7.1                The Award granted hereunder and the issuance and transfer of the Shares is contingent upon and subject to compliance by the Company and the Participant with all applicable requirements of federal, state and non-U.S. securities laws and with all applicable requirements of any stock exchange on which the Stock may be listed.  In the event such requirements are not met, the Award may be declared null and void and the Participant will not have any claims against the Company to receive any payment or other benefits in lieu of the Award.  Further, no shares of Stock will be issued or transferred unless and until any then applicable requirements of federal, state and non-U.S. laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

7.2                                        As a condition of this Award, the Participant agrees to repatriate all payments attributable to the RSUs in accordance with local foreign exchange rules and regulations in the Participant’s country of residence.  In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and regulations in the Participant’s country of residence.  Finally, the Participant agrees to take any and all actions that may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence.

8.              Consent to Collection/Processing/Transfer of Personal Data.  Pursuant to applicable personal data protection laws, the Company hereby notifies the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the RSUs and participation of the Participant in the Plan.  The collection, processing and transfer of the Participant’s personal data is necessary for the Company’s administration of the Plan and the Participant’s participation in the Plan, and the Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s participation in the Plan.  As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs, options or any other entitlement to Shares (or cash) awarded, cancelled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.  The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant’s participation in the Plan.

The Company will transfer Data internally as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States.  The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares (or cash) on the Participant’s behalf to a broker, escrow agent or other third party with whom the Participant may elect to deposit any Shares (or cash) acquired pursuant to the Plan.

The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, (d) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan, and (e) withdraw the Participant’s consent to the collection, processing or transfer of Data as provided hereunder (in which case, the Award will be null and void).  The Participant may seek to exercise these rights by contacting the Secretary of the Company.

9.              Electronic Delivery.  The Company may, in its sole discretion, deliver by electronic means any documents related to current or future participation in the Plan. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

10.       Recovery of Compensation. The RSUs, any Shares issued or delivered hereunder and any gains realized or other amounts in respect of such RSUs will be subject to recoupment by the Company to the extent required to comply with applicable laws, rules or regulations, the rules of the stock exchange on which the Stock is traded and/or any Company clawback policy, as may be in effect and amended, from time to time.

11.       Notices. Any notice required to be delivered to the Company under this Agreement will be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement will be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12.       Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

13.       Interpretation. Any dispute regarding the interpretation of this Agreement will be submitted by the Participant or the Company to the Administrator for review. The resolution of such dispute by the Administrator will be final and binding on the Participant and the Company.

14.       Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors or administrators.

15.       Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

16.       Nature of the Award.  By entering into this Agreement and accepting the Award, the Participant acknowledges that:

(a)             the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company, in its sole discretion, at any time as provided in the Plan;

(b)             the grant of this Award is a discretionary one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards;

(c)              all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the form of awards, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company;

(d)             the Participant’s participation in the Plan is voluntary;

(e)              the value of this Award is an extraordinary item which is outside the scope of the Participant’s services contract, if any;

(f)               this Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, welfare, insurance, pension or retirement benefits or similar payments;

(g)              the future value of the Shares subject to this Award is unknown and cannot be predicted with certainty;

(h)             the Company shall not be liable for any foreign exchange rate fluctuation, where applicable, between the Participant’s local currency and the United States dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement;

(i)                 neither the Plan, this Award nor the issuance of the Shares will (1) confer upon the Participant any right to continue in a service relationship with the Company or (2) limit in any respect the right of the Company to terminate the Participant’s service relationship with the Company;

(j)                in the event that the Participant is not a direct employee of the Company, the grant of this Award will not be interpreted to form an employment relationship with the Company;

(k)             in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of the RSUs or Shares acquired upon vesting of the RSUs resulting from termination of the Participant’s service (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(l)                 in the event of termination of the Participant’s service (whether or not in breach of local labor laws), the Participant’s right to receive the RSUs and vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively providing service; the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the RSUs;

(m)         the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares; and

(n)             the Participant is hereby advised to consult with the Participant’s personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan or the RSUs.

17.       Amendment. The Administrator has the right to amend, alter, suspend, discontinue or cancel the RSUs, prospectively or retroactively; provided, that, no such amendment will adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

18.       Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19.       Private Placement.  If the Participant is resident outside of the United States, the Award is not intended to be a public offering of securities in the Participant’s country of residence.  The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and the Award is not subject to the supervision of the local securities authorities.

20.       English Language.  If the Participant is resident outside of the United States, the Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English.  If the Participant has received this Agreement, the Plan or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

21.       Addendum.  Notwithstanding any provisions of this Agreement to the contrary, the Award may be subject to any special terms and conditions for the Participant’s country of residence, as may be set forth in an applicable addendum to this Agreement. Any applicable addendum shall constitute part of this Agreement.

22.       Additional Requirements.  The Administrator reserves the right to impose other requirements on the Award, any payment made pursuant to the Award, and the Participant’s participation in the Plan, to the extent the Administrator determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Award and the Plan.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

23.       Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Award subject to all of the terms and conditions of the Plan and this Agreement.

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IN WITNESS WHEREOF, the Company and the Participant have executed and delivered this Agreement effective as of the date and year first above written.

GREEN MOUNTAIN COFFEE
ROASTERS, INC.

By:
A.D. David MacKay
Chair of the Compensation and
Organizational Development Committee

PARTICIPANT

By:	SIGNED BY ELECTRONIC SIGNATURE
<<Participant Name>>

THE PARTICIPANT MUST ELECTRONICALLY ACCEPT THIS AWARD WITHIN SIXTY (60) DAYS AFTER THE GRANT DATE.  IF THE AWARD IS NOT ACCEPTED BY THE SIXTIETH (60TH) DAY AFTER THE GRANT DATE, IT WILL BE DEEMED REJECTED AND THE AWARD WILL BE NULL AND VOID.

BY ELECTRONICALLY ACCEPTING THE AWARD, THE PARTICIPANT AGREES THAT (i) SUCH ACCEPTANCE CONSTITUTES THE PARTICIPANT’S ELECTRONIC SIGNATURE IN EXECUTION OF THIS AGREEMENT; (ii) THE PARTICIPANT AGREES TO BE BOUND BY THE PROVISIONS OF THE PLAN AND THE AGREEMENT; (iii) THE PARTICIPANT HAS REVIEWED THE PLAN AND THE AGREEMENT IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO ACCEPTING THE AWARD AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THE PLAN AND THE AGREEMENT; (iv) THE PARTICIPANT HAS BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE U.S. PROSPECTUS FOR THE PLAN AND (v) THE PARTICIPANT HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN AND THE AGREEMENT.

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